TrackPower, Inc.
                                 67 Wall Street
                            New York, New York 10005


VIA EDGAR
---------
                                                                  March 15, 2001
Martin Reid
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                 Re:  TrackPower, Inc. Registration Statement on Form
                      SB-2 File No. 333-96157 (the "Registration Statement")
                      ------------------------------------------------------

Dear Mr. Reid:

         The undersigned hereby respectfully requests that, pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, the Securities and Exchange Commission (the "Commission") withdraw the Registration Statement effective immediately. Our obligation to keep the Registration Statement effective has expired.

         Please notify Scott Rosenblum of Kramer Levin Naftalis & Frankel LLP, our counsel, at (212) 715-9411 of the effectiveness of the withdrawal.


                                       Very truly yours,

                                       TRACKPOWER, INC.


                                       By:  /s/ Carrie Weiler
                                            -------------------------------
                                            Name: Carrie Weiler
                                            Title: Secretary